ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.          Name of corporation:

Health in Harmony, Inc.

2.          The articles have been amended as follows: (provide article numbers, if available)

Fourth. That the total number of stock authorized that may be issued by the Corporation is one hundred ten million (110,000,000), with a par value of one tenth of one cent ($0.001) per share, of which one hundred million (110,000,000) share shall be a class designated as common stock and of which ten million (10,000,000) shares shall be a class designated as undesignated preferred stock (the “Preferred Stock”). Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors.

The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment of the Corporation, each one (1) share of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be split into two (2) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Stock Split; any fractional shares which result from the Stock Split will be rounded to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been split, subject to the elimination of fractional share interests as described above.

3.          The vote by which the stockholders holding shares in the corporation entitling them to exercise a least majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    57.97%

4.	Effective date and time of filing: (optional)	Date: Upon Filing Time: Upon Filing
(must not be later than 90 days after the certificate is filed)

5.          Signature: (required)

X /s/ Nickolay Kukekov
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Profit -After
Revised 8-31-11